Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We have issued our report dated April 8, 2021 with respect to the audited consolidated financial statements of BT Intermediate, LLC for the years ended December 31, 2020 and 2019, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ HENRY & HORNE, LLP

Tempe, Arizona
December 3, 2021